UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Strategy Inc

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On October 9, 2026, Michael Saylor, Chairman of the Board of Directors and Executive Chairman of Strategy Inc (the "Company"), reposted a video to his X account concerning the 2026 Special Meeting of Shareholders (the "Special Meeting") and certain of the proposals to be presented for shareholder consideration. An image of the video and excerpts from the transcript of such video pertaining to the Special Meeting are set forth below as Annexes A and B, respectively. The Company has included certain clarifications and corrections to statements made in the video, including corrections to certain market data based on information available on the Company’s website as of the dates indicated. These clarifications and corrections are identified in the transcript by bracketed annotations labeled “[Company Note: ...]”.

Annex A

Annex B

Now, Strategy wants its belt back, and it's asking its shareholders to approve a proposal to move Stretch, Strike, Strife, and Stride to daily dividends. But Strategy isn't just copying Strive. It's taking one step forward. It's proposing to pay dividends on every single calendar day, Saturdays, Sundays, and even Christmas. [Company Note: Subject to stockholder approval of the proposed amended and restated certificates of designations governing the Company’s 10.00% Series A Perpetual Strife Preferred Stock (STRF), Variable Rate Series A Perpetual Stretch Preferred Stock (STRC), 8.00% Series A Perpetual Strike Preferred Stock (STRK) and 10.00% Series A Perpetual Stride Preferred Stock (STRD) at the 2026 Special Meeting of Stockholders, and the filing and effectiveness of such amended and restated certificates of designations, the regular dividend record date for each series would occur daily, with any declared dividends payable on the next business day following the applicable record date.]

***

First, STRC or Stretch. STRC is Strategy's variable rate preferred stock. Its market cap is about $9 billion and its daily trading volume is about $150 million. [Company Note: As of October 5, 2026, STRC’s market capitalization was approximately $9.0 billion. As of October 8, 2026, STRC’s 30-day average daily trading volume was approximately $150 million]. It currently pays an annual dividend rate of 12%. STRC IPO’ed back in July of 2025 and initially paid monthly dividends. In June, shareholders approved Strategy's proposal to move to semi-monthly dividends and ever since the dividends been paid on the 15th of the month and the last day of the month. Daily dividends would be the next logical step.

***

Recently, Strategy rolled out a proposal to move their four preferred stocks to daily dividends as well. This proposal is currently up for shareholder vote between now and October 28th. If approved, STRC will move to daily dividends starting on November 1st, and STRF, STRK, and STRD, which currently pay on a quarterly basis, will begin daily dividends on January 1st of 2027.

***

Let's talk about the benefits of moving to daily dividends. Just to be clear, moving to daily dividends doesn't mean you earn more. It just breaks the dividends up into smaller pieces. Strategy's own presentation says that the economics are unchanged. So here's the math for STRC. If you take that 12% dividend rate on a $100 share, that's a $12 per year payout. And currently with semi-monthly payouts, we're receiving 50 cents per share that we own on a semi-monthly basis. With the move to daily, you would divide that by 15 and get about 3 cents per day for every day that you own the stock. Of course, that division doesn't work out exactly to the penny. So, every month on the 15th and the last day of the month, strategy would true up so that your semi-monthly payment works out exactly.

So, what about compounding going to daily dividends? If you reinvest those dividends on a regular basis, you are earning a little bit more. So, for STRC, comparing semi-monthly payments to daily payments, if you're reinvesting dividends, your effective rate could go from 12.72% to 12.75%. Relatively small, but that's three extra basis points.

***

But let's be realistic. You're only receiving about 3 cents per share on a daily basis. So, this compounding only works out if you own a whole lot of shares or your broker allows you to buy fractional shares with your reinvestment. So, round one is a draw. Nobody's going to get rich just based on the change in compounding between semi-monthly and daily dividends.

***

Now, for Strategy in their proposal, every calendar day, all 365 are record dates, and you earn a dividend for each of those days. And those dividends are paid on the next business day. So that amount stays about the same around that three cents per day that I mentioned earlier no matter how many business days are in the month. So what happens over a weekend? Well, Friday, Saturday, and Sunday are all record dates. So you earn your dividends on each of those days and all three days would be paid out on Monday. Here's the simplest way to think about it. SATA pays you for every business day that you hold the stock. Whereas STRC's proposal will pay you for every single day similar to how a money market accrues interest. Strategy made that comparison directly in its presentation and it defined business day such that in the future if the stock market begins trading six or seven days a week, its payments would automatically start getting paid out on each of those days. [Company Note: Dividend payments would not automatically commence on additional days if stock exchanges expand trading to six or seven days per week. Rather, the Company would have the discretion to designate additional days as “Business Days” under the applicable certificate of designations for purposes of dividend payments, subject to advance notice requirements.] So for round two, I think strategy and STRC gets the slight edge.

***

Before we wrap up, there's three other fighters that we should at least mention. Those are Strife, Strike, and Stride. Strategy's three other preferred stocks. These three currently only pay quarterly dividends once every 3 months, but Strategy has proposed that these also go to daily dividends just like STRC. Unlike STRC and SATA that have variable rates that can change over time, STRF, STRK, and STRD all have fixed dividend rates. STRF is Strategy's lowest risk preferred stock because it sits at the top of its capital stack. It pays a fixed $10 per share per year.

With the move to daily dividends, STRF starts to look like a senior cash-like income holding. STRK pays a fixed $8 per share per year. And it is Strategy’s convertible preferred share. In the future, a holder of STRK could exchange 10 shares of STRK for one share of MSTR. [Company Note: Holders of STRK currently have the right to convert their shares into the Company’s class A common stock on any business day, at a conversion rate of 0.1 shares of class A common stock for each share of STRK, subject to adjustment and certain limitations and procedures.] The move to daily dividends won't change a whole lot for Strike, but it's still a nice improvement. STRD is the least senior preferred stock that Strategy offers. Like STRF, it also pays $10 per share per year, but it trades at a lower share price. So, its current effective yield is about 13.5% [Company Note: As of October 8, 2026, STRD’s effective yield was approximately 13.9%]. But STRD's dividends are non-cumulative, which means that Strategy could skip dividend payments and they would not be owed back to the shareholders. But I got to admit, daily dividends at a 13.5% annual rate is pretty compelling. [Company Note: As of October 8, 2026, STRD’s effective yield was approximately 13.9%.]

One key benefit that I expect to see for all four of these preferred stocks when they move to daily dividends is a lot less volatility around the ex-dividend dates. Currently, all four of these preferred stocks see a drop off in their share price every time they hit an ex-dividend date. And that drop is about equal to the amount of that dividend payment. For STRC, we're seeing that drop twice per month around those ex-dividend dates in the middle and the end of each month. And for STRK, STRF, and STRD, we see a larger drop every 3 months when it hits their ex-dividend date.

***

For me, there's three key takeaways. First, the move to daily dividends doesn't really increase your annual income. It's the same pay with more paydays. Number two, the real prize is less volatility, more liquidity, and making these preferred shares more attractive to a broader audience. And third, the difference between calendar days and business days is really a subtle difference. STRC will accrue dividends and pay out like a money market fund, but ultimately the difference is pretty subtle.

***

If you own MSTR, STRC, STRD, STRF, or STRK, it's time to vote. [Company Note: Only holders of the Company’s class A common stock and/or class B common stock as of the close of business on September 25, 2026, the record date of the 2026 Special Meeting of Stockholders, are entitled to vote at the 2026 Special Meeting of Stockholders.] So, log into your brokerage or give them a call. Make sure your voice is heard about Strategy's proposal to move to daily dividends. I know how I'm voting.

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2026 Special Meeting of Stockholders (the “Special Meeting”). On October 5, 2026, the Company began mailing the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting. Investors and securityholders are urged to read these documents, including the definitive proxy statement (and any amendments or supplements thereto), when they become available because they contain important information. You may obtain these documents (when they become available) free of charge on the SEC's website (www.sec.gov) or at the Company’s website (www.strategy.com) or by contacting the Company’s Investor Relations team by email (ir@strategy.com).

No proxy cards are being furnished by this communication. Stockholders may vote their shares only by following the voting instructions set forth in the definitive proxy statement.

Participant Information

The Company and its directors and executive officers may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Special Meeting. Information about the compensation of the Company’s named executive officers and its non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation”, respectively, in the definitive proxy statement for the Company’s 2026 Annual Meeting of Stockholders filed with the SEC on April 28, 2026, available here. Information regarding the participants’ holdings of the Company’s securities and their direct or indirect interests, by security holdings or otherwise, can be found in the sections titled “Security Ownership of Certain Beneficial Owners and Management” and “Interests of Directors and Executive Officers” in the definitive proxy statement for the Special Meeting filed with the SEC on October 5, 2026, available here.

Forward-Looking Statements

Statements in this communication about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the proposed changes to the terms of the Company’s 10.00% Series A Perpetual Strife Preferred Stock, Variable Rate Series A Perpetual Stretch Preferred Stock, 8.00% Series A Perpetual Strike Preferred Stock, and 10.00% Series A Perpetual Stride Preferred Stock and related potential benefits or impacts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2026 and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this communication speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.